Exhibit 107.1

Calculation of Registration Fee

Form S-8

(Form Type)

Forge Innovation Development Corp.

(Exact Name of Registrant as Specified in its Charter)

Title of Each Class of Securities to be Registered (1)	Amount to be Registered (1)		Proposed Maximum Offering Price Per Share (1)		Proposed Maximum Aggregate Offering Price (1)	Amount of Registration Fee
Common Stock, par value $0.0001 2023 Equity Incentive Plan	5,000,000	(3)	$0.75	(2)	$3,750,000	$413.25
Total	5,000,000				$3,750,000	$413.25

(1)	Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement on Form S-8 shall also cover such indeterminate number of additional shares of common stock, $0.0001 par value per share, of the Registrant (the “Common Stock”) as may become issuable to prevent dilution in the event of stock splits, stock dividends or similar transactions pursuant to the terms of the Forge Innovation Development Corp. 2023 Equity Incentive Plan (the “2023 Plan”).

(2)	Estimated solely for the purpose of calculating the registration fee pursuant to Rules 457(c) and (h) of the Securities Act, and based on the average of the high and low sale prices of the Common Stock, as quoted on the OTC Markets on June 15, 2023.

(3)	Represents 5,000,000 shares of Common Stock authorized to be issued under the 2023 Plan.